ILLINOIS AUCTION UPDATE
9/15/06
Auction Process
The first wholesale electricity auction in Illinois commenced on September 5, 2006 and concluded on September 8, 2006. Over 20 suppliers registered to bid to supply the load for the two Illinois utilities — ComEd and Ameren.
Suppliers were limited to winning no more than 35% in either the fixed price section or the hourly price section of the auction.
Refer to the chart below for a snapshot of the auction processes as filed in prior investor presentations.
ComEd — Auction Process

Fixed Price Auction Descriptions
On September 14, 2006, the Illinois Commerce Commission (“ICC”) approved the results of the auction for fixed-price customers (CPP-A and CPP-B). This result means that ComEd will be able to execute contracts and pass-through prices for the majority of customers with loads up to 3MW.
The ICC did, however, decide to investigate the auction results from the hourly, or “real-time”, pricing section (CPP-H) of the auction. This product is offered to customers 3MW and above (ComEd’s 400 largest customers). Of these customers, approximately 80% currently receive supply from a Retail Electric Supplier (“RES”). Consequently, the expected load for this product is small. Although the ICC conceded that the process worked as expected, concern was expressed over the final prices. ComEd, Ameren, ICC Staff and the Auction Manager will meet within 10 business days to consider alternatives. Alternatives could include buying electricity from PJM in the spot market.
Refer to chart below for the term structures for the auction (CPP-A and CPP-B) discussed above.
Term Structures for Fixed Price Auctions

Clearing Prices
The preliminary clearing prices for ComEd, which will form the basis of retail rates starting in January 2007, are listed below.
ComEd — Wholesale Prices for Auction Products (in $/MWh)

CPP-B 17-months	CPP-B 29-months	CPP-B 41-months	CPP-A 17-months
63.96	64.00	63.33	90.12
Source: www.illinois-auction.com
Blended Price: $63.76/MWh
Residential Rate: 10.5¢ (compared to 8.67¢ in 2006)
Winning Suppliers
There were 16 winning bidders in the auction, including: Ameren Energy Marketing Company, American Electric Power Service Corporation, Conectiv Energy Supply, Inc., Constellation Energy Commodities Group, Inc., DTE Energy Trading, Inc., Dynegy Power Marketing, Inc., Edison Mission Marketing & Trading, Inc., Energy America, LLC, Exelon Generation Co., LLC, FPL Energy Power Marketing, Inc., J. Aron & Company, J. P. Morgan Ventures Energy Corporation, Morgan Stanley Capital Group, Inc., PPL EnergyPlus, LLC, Sempra Energy Trading Corp., and WPS Energy Services, Inc.
Thirty days before delivery of the power (around December 1, 2006), the Auction Manager and the ICC Staff will submit a public report reflecting the volumes (number of tranches of each product) won by the winning suppliers.
Source: www.illinois-auction.com
ICC Press Release
The ICC press release on the auction can be found on the [ICC website at www.icc.illinois.gov] and the auction website www.illinois-auction.com.